Exhibit 99.1
GulfMark Offshore Announces
Third Quarter 2010 Operating Results
HOUSTON, October 26, 2010 ¯ GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of operations for the three- and nine-month periods ended September 30, 2010. For the three months ended September 30, 2010, revenue was $94.5 million. Net income for the same period was $19.2 million, or $0.75 per diluted share. The results for the quarter ended September 30, 2010, include a gain of $5.2 million, or $0.21 per diluted share, on the sale of the 1998-built North Traveller, a PSV operating in the North Sea.
Results of Operations
Revenue for the third quarter of 2010 was $94.5 million, an increase of 2%, or $1.7 million, over the second quarter of 2010. Average day rate in each of the three operating segments increased on a sequential quarterly basis; however, utilization was lower in all three regions for the same period. Utilization was impacted by increased drydock activity, particularly in the North Sea and the Americas. Also, during the quarter, the Company repositioned certain vessels out of the Gulf of Mexico, including relocating four vessels to Brazil to begin long-term contracts with Petrobras, which adversely impacted utilization in the Americas region.
In the North Sea, revenue increased $1.1 million to $38.3 million for the quarter. The average day rate increased 7% from the second quarter to $17,637. Of this percentage increase in average day rate, approximately 4% was due to the foreign currency effect of a weakening U.S. dollar. Utilization in the North Sea decreased 4% from the prior quarter.
Revenue in the Americas was down $0.5 million to $38.3 million for the quarter. The average day rate was $15,830, up 17% from the second quarter average. However, utilization in the Americas decreased 16 percentage points to 76% for the third quarter. Utilization in the Americas was adversely impacted by the drydocking and subsequent relocation of four vessels to Brazil during the quarter.
Revenue for the third quarter in Southeast Asia was $17.9 million, up 6%, or $1.0 million, from the prior quarter. The average day rate in the region was $16,841, up slightly from the respective second quarter average. Utilization in Southeast Asia was 85.2%, down 8 percentage points sequentially. Utilization in Southeast Asia was impacted by the delivery of the last two vessels in the new-build program. After delivery in Poland in late June, these two vessels were transitioned to Southeast Asia.
Drydock expense was approximately $7.2 million in the third quarter, an increase of $1.1 million from the second quarter of 2010. Full-year 2010 drydock expense is still expected to be

GulfMark Offshore, Inc.
Press Release
October 26, 2010

approximately $22.0 million, which results in a drydock expense expectation for the fourth quarter of $1.7 million.
Direct operating expenses for the third quarter were $41.7 million, down slightly from the second quarter of 2010, but in line with anticipated direct operating expenses prior to capitalized mobilization costs. During the quarter, costs of $1.4 million related to the mobilization of the four vessels to Brazil were capitalized and will be amortized over the four-year life of the contracts.
Operating income before special items was $20.8 million, up 12%, or $2.2 million, from the second quarter. The increase was driven by an increase in revenue of $1.7 million accompanied by approximately $0.5 million of lower operating costs. Reported net income for the quarter was $19.2 million, or $0.75 per diluted share.
Commentary
Bruce Streeter, President and CEO, commented, “The third quarter was better than we expected. The decrease in drilling activity in the Gulf of Mexico was offset by prolonged spill response work, but as the quarter progressed, particularly in September, we began to feel the impact of the drilling moratorium. In the Gulf of Mexico, we, along with everyone else, lack a clear understanding of the near-term activity levels. As such, the outlook for the remainder of 2010 remains uncertain.
“As previously disclosed, we have taken steps to relocate a portion of our U.S. fleet to Trinidad, Mexico and Brazil, and we will continue to look at selectively relocating vessels to other markets. We expect that our results for the fourth quarter will be adversely impacted by the drilling moratorium. The expiration of the drilling moratorium is positive, but until the de facto moratorium created by the unwillingness of the BOEM to issue drilling permits is changed, our near-term outlook for the Gulf of Mexico will be weak. In addition, our long-term outlook for the Gulf of Mexico will continue to deteriorate the longer the de facto moratorium remains in place.
“Our international operations have performed well. The North Sea had a solid third quarter. Revenue and average day rates were up nicely in both the Norwegian and U.K. sectors of the North Sea. Excluding the impact of the delivery of the Sea Valiant and the Sea Victor into Southeast Asia, quarterly utilization was 98% in that region. Southeast Asia has seen a sharp increase in the supply of vessels during 2010, and that increase in supply is likely to continue to impact utilization in that region over the next few quarters. The newly delivered vessels have arrived in Southeast Asia and are ready for work, but have not yet obtained employment. Despite the lack of benefit from the new vessels, day rates, and more importantly revenue, for Southeast Asia have both increased on a sequential quarterly basis.”
Mr. Streeter continued, “We remain optimistic about the future, although we expect that the fourth quarter will be a soft quarter, impacted by the de facto drilling moratorium and seasonality in the North Sea. Our focus is on longer-term positive developments. The current price of oil should continue to increase drilling and exploration expenditures, and activity in the international marketplace. GulfMark’s existing international presence allows us to capture the short-term, and more importantly, the longer-term benefit of continued international expansion. We feel that

GulfMark Offshore, Inc.
Press Release
October 26, 2010

deepwater drilling in the Gulf of Mexico will rebound once the industry receives regulatory clarity, and this clarity combined with a general economic recovery should provide a strong global marketplace for our vessels. Maintaining a young, technologically advanced fleet results in enhanced utilization throughout the cycle, and we continue to look for those new projects and investments that meet our customers’ expectations and improve our fleet value, mix and earning capacity.”
Liquidity, Capital Commitments and Contract Cover
Cash flow from operations totaled $18.0 million in the third quarter. Cash on hand at September 30, 2010, was $87.9 million, and as of that date, $10.0 million was drawn on the $175.0 million revolving credit facility. Total debt at September 30, 2010, was $344.7 million, and debt net of cash on hand was $256.8 million. Quarterly principal amortization on the remaining term-loan facility is $8.3 million. There are no remaining capital commitments under the recently completed new-build program. Total contracted future revenue was $673 million as of September 30, 2010, a slight increase over the prior quarter.
Conference Call Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Wednesday, October 27, 2010. Those interested in participating should call 877-317-6789 (international callers use 412-317-6789) 10 minutes in advance of the start time and refer to the GulfMark Third Quarter Earnings conference call. A telephonic replay of the conference call will be available for six days, starting approximately two hours after the completion of the call; the replay can be accessed by dialing 877-344-7529 (international callers should use 412-317-0088) and entering conference # 445372. The conference call will also be available via audio webcast and podcast download, accessible from the Investor Relations section of our website at www.GulfMark.com. A transcript of the call will be furnished to the SEC on Form 8-K as soon as practicable.
GulfMark Offshore, Inc., provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:	Quintin V. Kneen
Executive Vice President &
Chief Financial Officer
E-mail:	Quintin.Kneen@GulfMark.com
(713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2009. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
October 26, 2010

Operating Data (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Revenue	$94,479	$92,782	$90,764	$271,912	$304,215
Direct operating expenses	41,729	42,658	39,508	127,456	119,122
Drydock expense	7,242	6,159	6,398	20,365	11,278
General and administrative expenses	10,236	11,456	11,556	33,423	33,661
Depreciation and amortization expense	14,492	13,977	13,533	42,444	39,049
(Gain) loss on sale of assets	(5,201)	106	4	(5,095)	(5,497)
Impairment charge	—	97,665	—	97,665	46,247

Operating Income (Loss)	25,981	(79,239)	19,765	(44,346)	60,355

Interest expense	(5,807)	(5,062)	(5,146)	(15,858)	(15,229)
Interest income	597	37	128	739	264
Foreign currency gain (loss) and other	(603)	(1,020)	532	158	(884)

Income before income taxes	20,168	(85,284)	15,279	(59,307)	44,506
Income tax benefit (provision)	(961)	(5,447)	(2,577)	9,326	17,340

Net Income (Loss)	$19,207	$(90,731)	$12,702	$(49,981)	$61,846

Diluted earnings (loss) per share	$0.75	$(3.55)	$0.50	$(1.96)	$2.44
Weighted average diluted common shares	25,737	25,546	25,485	25,512	25,343

Other Data
Revenue by Region
North Sea	$38,340	$37,217	$40,722	$110,832	$130,957
Southeast Asia	17,867	16,841	19,114	50,535	56,300
Americas	38,272	38,724	30,928	110,545	116,958

Rates Per Day Worked
North Sea	$17,637	$16,478	$20,171	$16,965	$20,820
Southeast Asia	16,841	16,817	21,180	17,190	21,033
Americas	15,830	13,486	16,894	14,165	16,605

Overall Utilization
North Sea	91.6%	95.1%	90.5%	93.5%	89.3%
Southeast Asia	85.2%	92.8%	85.8%	87.0%	88.9%
Americas	76.0%	91.7%	57.3%	82.5%	76.2%

Average Owned Vessels
North Sea	25.7	25.2	24.0	25.1	25.0
Southeast Asia	13.9	12.1	11.7	12.7	11.3
Americas	35.0	35.3	35.8	35.4	34.6

Total	74.6	72.6	71.5	73.2	70.9

Drydock Days
North Sea	62	34	65	145	140
Southeast Asia	17	61	25	139	80
Americas	109	38	110	241	157

Total	189	132	200	525	377

Drydock Expenditures (000’s)	$7,242	$6,159	$6,398	$20,365	$11,278

GulfMark Offshore, Inc.
Press Release
October 26, 2010

Summary Financial Data (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Balance Sheet Data
Cash and cash equivalents	$87,941	$49,794	$198,103	$87,941	$198,103
Working capital	98,296	58,459	188,572	98,296	188,572
Vessel and equipment, net	1,202,595	1,165,956	1,132,951	1,202,595	1,132,951
Construction in progress	3,422	30,215	44,904	3,422	44,904
Total assets	1,474,588	1,413,231	1,661,668	1,474,588	1,661,668
Long-term debt (1)	311,412	309,728	414,677	311,412	414,677
Shareholders’ equity	927,583	871,924	991,185	927,583	991,185

(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$17,977	$17,448	$47,449	$57,360	$138,672
Cash flow from (used in) investing activities	16,419	(7,116)	(11,150)	(45,870)	(31,518)
Cash flow from (used in) financing activities	1,835	(7,787)	(4,603)	(15,394)	(17,195)

Forward Contract Cover — Remainder of Current Calendar Year
North Sea	90%		77%
Southeast Asia	60%		82%
Americas	66%		48%

Total	73%		64%

Forward Contract Cover — Next Full Calendar Year
North Sea	57%		55%
Southeast Asia	42%		54%
Americas	48%		26%

Total	50%		41%

Reconciliation of Non-GAAP Measures: Three Months Ended September 30, 2010
(dollars in millions, except per share data)

		Tax Provision
	Operating	Benefit
	Income	(Provision)	Net Income	Diluted EPS
Before Special Items	$20.8	$(1.0)	$14.0	$0.54

Impairment Charge	—	—	—	—
Gain on Sale of Vessel	5.2	—	5.2	0.21
Tax Adjustments	—	—	—	—

U.S. GAAP	$26.0	$(1.0)	$19.2	$0.75

Vessel Count by Reporting Segment

		Southeast
	North Sea	Asia	Americas	Total
Owned Vessels as of July 28, 2010	26	14	35	75

Newbuild Deliveries	—	—	—	—
Sales & Dispositions	1	—		1

Owned Vessels as of October 26, 2010	25	14	35	74
Managed Vessels	13	1	1	15

Total Fleet as of October 26, 2010	38	15	36	89